Exhibit 99.1

For Immediate Release

Press Contact:

Janine Fogal

650-623-1469

Investor Contact:

Bill Tamblyn

650-623-1309

Ditech Communications Reports Preliminary Q2 FY2005 Results

Company to Host Investor Conference Call at 5:00 p.m. Eastern Time

Mountain View, California, November 3, 2004 - Ditech Communications Corporation (Nasdaq: DITC) reported today that based on preliminary financial data, it expects revenue for its second quarter of fiscal 2005 ended October 31, 2004 to be approximately $24 million.  Pre-tax income from continuing operations is expected to be $0.28 or $0.29 per share for the second quarter.

Ditech will host an investor conference call at 5:00 p.m. EST today to review its preliminary financial results for its second quarter and its revenue expectations for the third quarter.  President and CEO Tim Montgomery and Chief Financial Officer Bill Tamblyn will conduct the briefing (see details of today’s conference call below). Actual results for the second quarter ended October 31, 2004 will be reported on November 18, 2004, at which time Ditech will host a conference call.

“Although our revenues were 67 percent higher than the same quarter last year we did not achieve our revenue goal,” said Mr. Montgomery. “The revenue shortfall was the result of two factors. First, we experienced a delay in shipping a major VQA order in the quarter to an Asian customer. We are taking steps to facilitate the smooth delivery of this order in the second half of this year. The second reason for lower revenue numbers was an apparent softening of demand in the North American wireless marketplace, as evidenced by our decline in shipments in the quarter.”

Continued Montgomery, “Overall, our company performance remained quite strong.  Preliminary data suggests exemplary gross margins of approximately 78% with pre-tax income from continuing operations of $0.28 or $0.29 per share. Our operating profit will approximate 40 percent of revenue, and we have added $10 million of cash to our balance sheet in the quarter. We continue to expand our sales and support teams to grow our international and domestic customer base. We are also targeting larger market opportunities with our VQA initiative while simultaneously investing in future packet-based voice products.  Finally, we’ve built a lean operations and manufacturing model that has helped us deliver five straight quarters of profitability.”

In addition, given Ditech Communications' continued profitability, the company is evaluating its deferred tax asset valuation allowance, and this evaluation may result in a one time benefit to earnings from the release of any valuation allowance.

Q3 Fiscal 2005 Outlook

At this time, Ditech Communications expects revenues in the third quarter of fiscal 2005 to be at the same level as the second quarter.

Today’s Conference Call

Ditech Communications will host an investor conference call and webcast at 5:00 p.m. EST today, to review its second quarter fiscal 2005 performance based on preliminary financial data and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: (612) 332-0228. The conference call will also be broadcast live over the Internet and can be accessed by going to the “Investors” section of the Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at (320) 365-3844. The conference call ID is: 753996. The replay of the conference call will be available on Ditech Communications’ website at the same location until November 18, 2004.

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products are high-capacity echo canceller and voice enhancement products that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release with respect to Ditech Communications’ preliminary second quarter financial results and projected third quarter financial results of fiscal 2005 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties.  Final second quarter fiscal 2005 results may vary from these preliminary results as: unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results; and Ditech Communications’ has not yet determined whether the final results will include a tax benefit from the release of any valuation allowances and, if so, what the magnitude of that benefit would be.  Third quarter fiscal 2005 results may vary from projections in this press release due to:  shipment of products Ditech Communications expects to ship before the end of the third quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could continue to weaken or remain flat due to the weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 (filed September 7, 2004 with the Securities and Exchange Commission).